Exhibit 4.1

CERTIFICATE OF DESIGNATION,

POWERS, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

ENVIVA INC.

Enviva Inc., a Delaware corporation (the “Company”), hereby certifies, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), that the following resolutions were duly adopted on February 28, 2023 by a committee of its Board of Directors (the “Board”) duly constituted by the Board:

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series; and

WHEREAS, the Certificate of Incorporation grants and vests in the Board authority to authorize the issuance of Preferred Stock in one or more classes or series, having such designations and powers, preferences, privileges, rights, qualifications, limitations, and restrictions as are stated and expressed in the Certificate of Incorporation and in the resolutions providing for the issuance of each such class or series adopted by the Board and included in one or more certificates of designation; and

WHEREAS, the Company desires to enter into agreements with certain purchasers (the “Subscription Agreement”), to sell shares of a series of Preferred Stock that are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under the terms and conditions described herein; and

WHEREAS, the Company’s Bylaws grant and vest in the Board authority to designate one or more committees of the board to have and exercise all the powers of the Board in the management and business and affairs of the Corporation and the Board has designated a special committee of the Board comprised of independent members (the “Independent Committee”) to consider the Subscription Agreement and proposed issuance of Preferred Stock; and

WHEREAS, on February 28, 2023, the Independent Committee approved the form of Subscription Agreement and authorized the Company to enter into the Subscription Agreement with the Affiliate Purchasers.

NOW, THEREFORE, BE IT RESOLVED, that, as contemplated by the Subscription Agreement, a series of Preferred Stock with the designations and powers, preferences, privileges, rights, qualifications, limitations, and restrictions thereof, as provided herein is hereby authorized and established as follows:

Section 1. Designation of Name and Amount. This series of Preferred Stock is designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock is 6,629,541.

Section 2. Rank. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:

(a) senior in preference and priority to all classes or series of Common Stock, and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (as defined below) (collectively with the Common Stock, the “Junior Securities”);

(b) on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Parity Securities”); and

(c) junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Senior Securities”).

Section 3. Dividends. The Series A Preferred Stock is not entitled to receive any dividends or other distributions from the Company except as provided in this Section 3. Holders of shares of Series A Preferred Stock will be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends or other distributions on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock. Dividends or other distributions payable pursuant to this Section 3 will be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends or other distributions will be payable to holders of shares of Common Stock unless dividends or such other distributions contemplated by this Section 3 are also paid at the same time in respect of the Series A Preferred Stock.

Section 4. Mandatory Conversion.

(a) Effective as of the close of business on the Conversion Date, the shares of Series A Preferred Stock will automatically, without any action of the Company or the holders of the Series A Preferred Stock, convert into a number of shares of Common Stock equal to the aggregate Liquidation Preference divided by the Conversion Price then in effect (such quotient, the “Conversion Shares”).

(b) No holder may convert shares of Series A Preferred Stock other than pursuant to Section 4(a).

(c) The conversion of Series A Preferred Stock will be deemed to have been effected at the close of business on the Conversion Date. At such time: (i) each holder of Series A Preferred Stock immediately before the mandatory conversion will be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; (ii) such shares of Series A Preferred Stock so converted will no longer be deemed to be outstanding, and all rights of a holder with respect to such shares will immediately terminate except the right to receive the Common Stock pursuant to this Section 4.

(d) In connection with the mandatory conversion of shares of Series A Preferred Stock, no fractions of shares of Common Stock will be issued, but in lieu thereof the Company will pay an amount of cash in respect of such fractional interest, if any, equal to such fractional interest multiplied by the Liquidation Preference.

(e) If, at any time while the Series A Preferred Stock is outstanding, the Company shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4(e).

(f) If, at any time while the Series A Preferred Stock is outstanding, the holders of Common Stock shall have received or become entitled to receive, without payment therefor, additional stock or other securities or property by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 4(e) above), then and in each such case, the Conversion Price shall be adjusted proportionately, and the holder of Series A Preferred Stock shall, upon the conversion of the Series A Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such holder would hold on the date of such exercise had such holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 4(f).

Section 5. NYSE Issuance Limitation. No holder of Series A Preferred Stock will be entitled to receive Conversion Shares or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in the Certificate of Designations (the “NYSE Issuance Limitation”), unless the Company obtains the Stockholder Approval, in which case, the NYSE Issuance Limitation will no longer apply.

Section 6. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation (each, a “Liquidation Event”), the holder of each share of Series A Preferred Stock will be entitled to receive out of the assets of the Company available for distribution, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the Liquidation Preference attributable to the Series A Preferred Stock and (ii) the product of (x) the amount per share that would have been payable upon such Liquidation Event to the holders of shares of Common Stock (assuming the conversion of each share of Series A Preferred Stock in Common Stock), multiplied by (y) the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

(b) In the event the assets of the Company available for distribution upon any Liquidation Event, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the Series A Preferred Stock are entitled pursuant to this Section 6, no such distribution will be made on account of any shares of Parity Stock upon such Liquidation Event unless proportionate distributable amounts are paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which the Series A Preferred Stock and any Parity Stock are entitled upon such Liquidation Event, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends, if any, to which each series is entitled.

(c) The Company shall not have the power to effect a Deemed Liquidation unless the definitive agreement regarding such transaction provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section 6 of this Certificate of Designation.

(d) The amount deemed paid or distributed to the holders of capital stock of the Company upon any Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring person, firm or other entity; provided, that the value of any such non-cash property, rights or securities shall be determined in good faith by the Board of Directors of the Company.

(e) After the payment to the holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section 6, the Series A Preferred Stock have no right or claim to any of the remaining assets of the Company.

Section 7. Voting Rights and Power. Except as set forth in Section 8 below or as otherwise required by the DGCL, the Series A Preferred Stock will vote as a separate class only on matters adversely affecting the Series A Preferred Stock. The Series A Preferred Stock will not have any right to vote together with the Common Stock on any matters. In all cases where the holders of Series A Preferred Stock have the right to vote separately as a class as provided by Section 8 below or otherwise by the DGCL, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.

Section 8. Protective Provisions. So long as shares of the Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of the holders of a majority of the Series A Preferred Stock:

(a) alter, change, modify or amend (x) the terms of the Series A Preferred Stock in any way or (y) the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock;

(b) create, or authorize the creation of, any Senior Securities or Parity Securities to the Series A Preferred Stock as to dividend, redemption or distribution of assets upon Liquidation Event;

(c) increase the authorized number of shares of Series A Preferred Stock;

(d) issue any Parity Securities or Senior Securities; or

(e) issue any Series A Preferred Stock except pursuant to the terms of the Subscription Agreement.

Section 9. Transfer Restrictions.

(a) The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws.

(b) If shares of Series A Preferred Stock are delivered upon the transfer, exchange or replacement of shares of Series A Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Series A Preferred Stock, the shares of Series A Preferred Stock so issued will bear the Restricted Stock Legend and the Restricted Stock Legend may not be removed unless there is delivered to the Company and the Company’s transfer agent satisfactory evidence, which may include an opinion of counsel, as may be reasonably required by the Company, that the shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act.

(c) The Company will refuse to register any transfer of Series A Preferred Stock that is not made in accordance with the provisions of the Restricted Stock Legend, provided that the provisions of this Section 9(c) will not be applicable to any shares of Series A Preferred Stock that do not bear the Restricted Stock Legend.

Section 10. Certain Definitions.

The following terms have the respective meanings below:

“Affiliate Purchasers” has the meaning assigned to it in the recitals.

“Board” has the meaning assigned to it in the introductory paragraph.

“Certificate of Designation” means this certificate of the designations, powers, preferences and rights of the Series A Preferred Stock.

“Certificate of Incorporation” has the meaning assigned to it in the introductory paragraph.

“Common Stock” has the meaning assigned to it in the recitals.

“Company” has the meaning assigned to it in the introductory paragraph.

“Conversion Date” the date the Stockholder Approval is obtained.

“Conversion Price” means the Price Per Share, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock pursuant to Section 4 hereof.

“Conversion Shares” has the meaning assigned to it in Section 4(a).

“Deemed Liquidation” shall mean (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“DGCL” means the Delaware General Corporation Law.

“Independent Committee” has the meaning assigned to it in the recitals.

“Junior Securities” has the meaning assigned to it in Section 2(a).

“Liquidation Event” has the meaning assigned to it in Section 6(a).

“Liquidation Preference” means the Price Per Share, plus an amount equal to any and all accrued and unpaid dividends, if any, per share, in each case as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock.

“NYSE Issuance Limitation” has the meaning assigned to it in Section 5.

“Parity Securities” has the meaning assigned to it in Section 2(b).

“Preferred Stock” has the meaning assigned to it in the recitals.

“Price Per Share” the official closing price of the Common Stock on the NYSE on March 1, 2023.

“Restricted Stock Legend” means a legend to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning assigned to it in Section 2(c).

“Series A Preferred Stock” has the meaning assigned to it in Section 1.

“Stockholder Approval” means stockholder approval of the proposal to issue Common Stock upon conversion of the Series A Preferred Stock for purposes of Rule 312.03 of the New York Stock Exchange Listed Company Manual.

“Subscription Agreement” has the meaning assigned to it in the recitals.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed this 20th day March, 2023.

By:	/s/ Jason E. Paral

Name: Jason E. Paral

Title: Senior Vice President, General Counsel, and Secretary

[Signature Page to Series A Certificate of Designation]